Exhibit 99.1

SharpLink’s ETH Holdings Expected to Exceed $3 Billion Following $400 Million Registered Direct Offering with Institutional Investors

MINNEAPOLIS, MN – August 11, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”) today announced that it has entered into securities purchase agreements for an aggregate of $400 million with five global institutional investors, some of which are among the largest in the world. Combined with current Ether (“ETH”) holdings of approximately 598,800 ETH as of Sunday, August 10, 2025, and approximately $200 million in ATM proceeds yet to be deployed, the Company’s ETH holdings are expected to exceed $3 billion in value.

Joseph Chalom, Co-Chief Executive Officer of SharpLink, stated, “Raising nearly $900 million in capital over the past week underscores the market’s confidence in SharpLink’s ETH treasury strategy. The speed and scale of these investments reflect not only investor trust in SharpLink, but also the growing recognition of Ethereum’s transformative potential.”

The purchase agreements, pursuant to a registered direct offering priced at $21.76 per share (at-the-market under Nasdaq rules), will result in gross proceeds of approximately $400 million before deducting placement agent commissions and other offering expenses. The closing of the offering is expected to occur on or about August 12, 2025, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering. Cantor is acting as financial advisor to the Company.

This offering is being made pursuant to an effective shelf registration statement on Form S-3ASR (File No. 333-287708), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 30, 2025. The offering is made only by means of a prospectus which is part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt Ether (“ETH”) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum and ETH, the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the user experience. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the intended use of proceeds from the registered direct offering, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s expectation of exceeding $3 billion in ETH treasury value, the Company’s ability to successfully purchase ETH with the proceeds from the offering and the $200 million in ATM proceeds not yet deployed, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for certain types of crypto assets deemed as an intangible asset, the Company may be required to record associated impairment charges reflected in net income as a result of a decrease in the market price of ETH below the cost value at which the Company’s ETH are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com